EXHIBIT 10.1

VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of September 14, 2020, is entered into by and between Dime Community Bancshares, Inc., a Delaware corporation, (“DCB”) and the undersigned party (the “Shareholder”).
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the (“Merger Agreement”)), dated as of July 1, 2020, by and between DCB and Bridge Bancorp, Inc. (“BB”), DCB will be merged with and into BB, with BB as the surviving corporation (the “Merger”);
WHEREAS, the Shareholder and DCB previously entered into a Voting Agreement, dated July 1, 2020, pertaining to One Million Seven Hundred Seven Thousand and Twenty Nine (1,707,029) shares of BB common stock (the “First Voting Agreement”);
WHEREAS, the First Voting Agreement remains in full force and effect and is unaffected by this Agreement;
WHEREAS, the Shareholder has indicated that the Shareholder intends on acquiring beneficial ownership of additional shares of DCB, and shall have the power to vote or direct the voting of such DCB shares (all such shares, the “New DCB Shares”);
WHEREAS, pursuant to that certain Mutual Confidentiality and Exclusivity Agreement  entered into as of February 24, 2020, by and between BB and DCB, as amended by that certain Side Letter Agreement dated April 29, 2020, the Shareholder was prohibited from acquiring beneficial ownership of DCB’s common stock greater than 4.99% (the “4.99% Cap”);
WHEREAS, pursuant to that certain Side Letter Agreement by and between BB and DCB, dated as of even date herewith (the “Side Letter”), DCB agreed to waive the 4.99% Cap for the Shareholder and institute a revised cap of 9.99% for the Shareholder, provided, however, that the Shareholder agrees to provide biweekly reports to DCB of all trades and transactions by the Shareholder in DCB’s voting securities; and
WHEREAS, as a condition and inducement for DCB to enter into the Side Letter, DCB required that the Shareholder, in its capacity as a shareholder, enter into this Agreement, and the Shareholder has agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definition also applies to this Agreement:
a.	Beneficial Ownership. For purposes of this Agreement, the terms “beneficial owner” and “beneficially own” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
2.
Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest of (i) the conclusion of the meeting (whether annual or special and any adjournment or postponement thereof) of the DCB shareholders to vote upon the Merger Agreement or any related matter (the “DCB Shareholder Meeting”), (ii) the date of any amendment, waiver or modification of the Merger Agreement without the Shareholder’s prior written consent that has the effect of (x) changing the amount of the Merger Consideration, (y) changing the form of the Merger Consideration, in each case, payable pursuant to the Merger Agreement in effect on the date of this Agreement or (z) otherwise affecting the Shareholder in a materially adverse manner, or (iii) if the Merger Agreement is terminated for any reason in accordance with its terms, as of the date of the termination of the Merger Agreement; provided that (i) this Section 2 and Sections 8 through 13 hereof shall survive any such termination, and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.
Voting Agreement. From the date hereof until the earlier of (a) the final adjournment of the DCB Shareholder Meeting to vote upon the Merger Agreement or any related matter, or (b) the termination of this Agreement in accordance with its terms (such period of time, the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees, that at the DCB Shareholder Meeting (whether annual or special and each adjourned or postponed meeting), however called, or in connection with any written consent of DCB’s shareholders to vote upon the Merger Agreement, the Shareholder shall (i) appear at the DCB Shareholder Meeting or otherwise cause all of its New DCB Shares that such Shareholder has the sole power to vote or direct the voting of and all other shares of DCB common stock or voting securities of DCB over which such Shareholder has acquired beneficial or record ownership prior to or after the date hereof and has the sole power to vote or direct the voting of (including any shares of DCB common stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire DCB common stock or the conversion of any convertible securities, or pursuant to any other derivative securities (including any DCB stock options) or otherwise) (together with the New DCB Shares, the “Shares”), which such Shareholder beneficially owns or controls as of the applicable record date for the DCB Shareholder Meeting, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone the DCB Shareholder Meeting to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of DCB contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; provided, that in each case, the Merger Agreement shall not have been amended or modified in any manner without the Shareholder’s prior written consent to (x) change the amount of the Merger Consideration payable pursuant to the Merger Agreement in effect on the date of this Agreement, (y) change the form of the Merger Consideration payable pursuant to the Merger Agreement in effect on the date of this Agreement or (z) otherwise affect the Shareholder in a materially adverse manner; provided, further, that the foregoing and the other provisions herein apply solely to the Shareholder in its capacity as a shareholder of DCB and the Shareholder makes no agreement or understanding in this Agreement with respect to any Affiliate of the Shareholder in such Affiliate’s capacity as a director or officer of BB or any of its subsidiaries (if the Shareholder’s Affiliate holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Affiliate in his capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict such Affiliate from exercising fiduciary duties as an officer or director to BB or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any Affiliate, as such term is defined in the Merger Agreement. The Shareholder covenants and agrees that, except for this Agreement and the First Voting Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement and any proxy granted for ordinary course proposals at an annual meeting. The Shareholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth herein.
4.
Transfer Restrictions. The Shareholder hereby agrees that such Shareholder will not, during the Support Period, without the prior written consent of DCB, directly or indirectly, offer for sale, sell, transfer, assign, give, or similarly dispose of, in whole or in part, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (to the extent the Shareholder has the sole right to dispose of or direct the disposition of such Shares, a “Transfer”) to any person or entity (i) known by the Shareholder to be a shareholder of more than 4.99% of DCB’s outstanding common shares at the time of the proposed Transfer, or (ii) which person or entity would otherwise, to the knowledge of the Shareholder, become a shareholder of more than 4.99% of DCB’s outstanding common shares as a result of the proposed Transfer.

5.
Representations of the Shareholder. The Shareholder represents and warrants to DCB as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by DCB, constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of its obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity except for, filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any filing required under Section 13 or Section 16 under the Exchange Act; (d) the Shareholder will beneficially own (as such term is used in Rule 13d-3 of the Exchange Act) and will have the sole power to vote or direct the voting of the Shares; (e) the Shareholder beneficially will own the Shares free and clear of any proxy, voting restriction, adverse claim or other lien (other than any restrictions created or permitted by this Agreement, under applicable federal or state securities laws, under the Shareholder’s organizational documents or customary liens pursuant to the terms of any custody or similar agreement applicable to Shares held in brokerage accounts); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of its obligations under this Agreement. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by DCB to confirm and assure the rights and obligations set forth in this Agreement. The Shareholder understands and acknowledges that DCB entered into the Side Letter in reliance upon the Shareholder  executing and delivering this Agreement by such Shareholder and the representations and warranties of such Shareholder contained herein. Such Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.
6.
Publicity. The Shareholder hereby authorizes BB and DCB to publish and disclose in any announcement or disclosure in connection with the Merger or any other filings with the SEC, including in the Merger Registration Statement, the Proxy Statement-Prospectus, any Current Reports on Form 8-K, or any other filing with any Governmental Entity made in connection with the Merger or otherwise required by applicable law, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement. The Shareholder agrees to notify DCB as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

7.
Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if an Affiliate of the Shareholder is a director or officer of BB, with respect to any employment, non-competition, non-solicit, change of control, severance, or consulting agreement between such Affiliate and either BB or DCB, or its Affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by DCB to a majority-owned Affiliate or any successor-in-interest of DCB, but no such assignment shall relieve DCB of its obligations hereunder.
8.
Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that DCB would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which DCB may be entitled (including monetary damages), DCB shall be entitled to seek injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Shareholder further agrees that neither DCB nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.	Governing Law. This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of New York, without regard to any applicable conflict of law principles.
10.
Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, electronic mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) if to the Shareholder, to the address or e-mail address, as applicable, set forth in Schedule A hereto, and if to DCB, in accordance with Section 12.3 of the Merger Agreement.

11.
Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

a.
Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by DCB and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.
Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.
Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.
DIME COMMUNITY BANCSHARES, INC.

By: /s/ Kenneth J. Mahon
       Kenneth J. Mahon
       Title: Chief Executive Officer

[Additional Signatures on Next Page]

SHAREHOLDER:
BASSWOOD CAPITAL
MANAGEMENT, L.L.C.
By: /s/ Matthew Lindenbaum
      Name: Matthew Lindenbaum
      Title: Principal

Schedule A
Shareholder Information
Name, Address and E-Mail Address for Notices
Basswood Capital Management, LLC Attn: Matthew Lindenbaum 645 Madison Avenue, 10th Floor New York, NY 10022 Email: mal@basswoodpartners.com